Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	BioTelemetry, Inc.
Heather C. Getz
Investor Relations
800-908-7103
investorrelations@biotelinc.com

BioTelemetry, Inc. Reports Second Quarter 2016 Financial Results

Company Announces Record Performance and Increases Guidance

Malvern, PA — (GLOBE NEWSWIRE) — August 2, 2016 — BioTelemetry, Inc. (NASDAQ:BEAT), the leading wireless medical technology company focused on the delivery of health information to improve quality of life and reduce cost of care, today reported results for the second quarter ended June 30, 2016.

Company Highlights

•                  Recognized highest quarterly revenue in Company’s history of $52.7 million, an 18% increase over the prior year

•                  Recorded $4.3 million GAAP net income for the second quarter

•                  Realized highest quarterly adjusted EBITDA in Company’s history of $11.9 million, a 51% increase over the prior year

•                  Serviced highest quarterly patient volume in Company’s history

•                  Grew CardioKey volume by 75% versus the first quarter of 2016

•                  Completed the acquisition of VirtualScopics, Inc. on May 11

•                  Received FDA 510(k) approval of the Company’s next generation device, the MCOTTM Patch

President and CEO Commentary

Joseph H. Capper, President and Chief Executive Officer of BioTelemetry, Inc., commented: “We are excited to announce another record-setting quarter, during which we exceeded our expectations, registering new highs in volume, revenue and adjusted EBITDA.  Revenue grew by 18% overall and 13% organically, driven by increased patient volume across all product types, the continued roll-out of CardioKey and the higher 2016 Medicare rate for our MCT service.

“During the quarter, we took an extremely important strategic step by acquiring VirtualScopics, Inc., a leading provider of clinical trial imaging solutions.  This acquisition supports our long-established intent to bolster the competitiveness of our Research platform by expanding our clinical services capabilities.

“The Company also just received FDA approval of our next generation device, the MCOTTM Patch.  This new device incorporates our best in class arrhythmia detection into a more convenient, easy to use, form factor.  The new device will be commercially available later this year.

“BioTelemetry is extremely well positioned in the marketplace and we expect our momentum to continue. We are confident that our technological leadership, scalable operations, strong patent portfolio and proven strategy will allow us to further capitalize on the opportunities that lie ahead. As a result, we are increasing our full year 2016 revenue guidance to approximately $210 million and our adjusted EBITDA guidance to $44 to $46 million.”

Second Quarter Financial Results

Revenue for the second quarter 2016 was $52.7 million compared to $44.8 million for the second quarter 2015, an increase of $7.9 million, or 17.6%.  Healthcare revenue increased $5.9 million due to increased patient volumes as well as higher MCT Medicare pricing.  For the second quarter 2016, Healthcare revenue was comprised of 41% Medicare revenue.  Research revenue increased $2.5 million, primarily due to the acquisition of VirtualScopics during the quarter.  Technology revenues decreased $0.5 million due to lower sales volume resulting from customers delaying purchases as they await the release of upgraded devices.

Gross profit for the second quarter 2016 increased to $32.9 million, or 62.5% of revenue, compared to $26.7 million, or 59.7% of revenue, for the second quarter 2015.  The increase in gross margin percentage was due to volume efficiencies, the higher MCT Medicare pricing as well as reduced costs related to shipping and device monitoring.  These increases were partially offset by the impact of our acquisitions, which carry lower profit margins than our existing business.

On a GAAP basis, operating expense for the second quarter 2016 was $27.8 million, compared to $24.1 million for the second quarter 2015.  On an adjusted basis(1), operating expense for the second quarter 2016 was $26.1 million compared to $22.9 million for the second quarter 2015.  The adjusted operating expense excludes $1.7 million of other charges for the second quarter 2016 primarily related to patent litigation and the Company’s recent acquisitions and $1.2 million for the second quarter 2015 primarily related to patent litigation.  The increase in adjusted expense was driven by the addition of $1.6 million related to our acquired companies, a $1.3 million increase in employee related expense and a $0.5 million increase in bad debt expense partially offset by a reduction in other expenses.

Interest and other loss, net was $0.6 million for the three months ended June 30, 2016 compared to $0.4 million for the three months ended June 30, 2015.  The increase was due to higher interest expense stemming from recent borrowings under the revolving credit facility, the Company’s share of the equity method investee’s loss, as well as the impact of foreign exchange.

On a GAAP basis, net income for the second quarter 2016 was $4.3 million, or $0.14 per diluted share, compared to a net income of $2.2 million, or $0.08 per diluted share, for the second quarter 2015.  Excluding the $1.7 million of other charges(1), adjusted net income for the second quarter 2016 was $6.0 million, or $0.20 per diluted share.  This compares to adjusted net income of $3.4 million, or $0.12 per diluted share, for the second quarter 2015, which excludes the impact of $1.2 million of other charges.

(1) The Company believes that its adjusted financial results, which exclude Other charges, offer a meaningful representation of the Company’s performance as they exclude expenses that are not necessary to support the Company’s ongoing business.

Liquidity

As of June 30, 2016, total cash was $25.4 million, an increase of $2.6 million compared to March 31, 2016.  The significant cash uses during the quarter ended June 30, 2016 include $18.0 million for the two acquisitions as well as $2.2 million for capital expenditures, primarily medical devices.  These uses were more than offset by borrowings of $14.5 million under the revolving credit facility and cash generated from operations of $9.3 million.  Consolidated days sales outstanding increased to 49 days as of June 30, 2016, up from 45 days as of March 31, 2016 due to the impact of the acquisitions.

As of June 30, 2016, the Company had total indebtedness of $37.8 million.

Conference Call

BioTelemetry, Inc. will host an earnings conference call on Tuesday, August 2, 2016 at 5:00 PM Eastern Time.  The call will be simultaneously webcast on the investor information page of our website, www.gobio.com.  The call will be archived on our website for two weeks.

About BioTelemetry

BioTelemetry, Inc., formerly known as CardioNet, Inc., is the leading wireless medical technology company focused on the delivery of health information to improve quality of life and reduce cost of care.  The Company currently provides cardiac monitoring services, original equipment manufacturing with a primary focus on cardiac monitoring devices and centralized cardiac core laboratory services.  More information can be found at www.gobio.com.

Cautionary Statement Regarding Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements may be identified by words such as “expect,” “anticipate,” “estimate,” “intend,” “plan,” “believe,” “promises” and other words and terms of similar meaning.  Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of these expectations, and could cause actual outcomes and results to differ materially from current expectations.  These factors include, among other things, our ability to successfully integrate acquisitions into our business and the effect such acquisitions will have on our results of operation, effectiveness of our cost savings initiatives, relationships with our government and commercial payors, changes to insurance coverage and reimbursement levels for our products, the success of our sales and marketing initiatives, our ability to attract and retain talented executive management and sales personnel, our ability to identify acquisition candidates, acquire them on attractive terms and integrate their operations into our business, the commercialization of new products, market factors, internal research and development initiatives, partnered research and development initiatives, competitive product development, changes in governmental regulations and legislation, the continued consolidation of payors, acceptance of our new products and services, patent protection, adverse regulatory action, and litigation success.  For further details and a discussion of these and other risks and uncertainties, please see our public filings with the Securities and Exchange Commission, including our latest periodic reports on Form 10-K and 10-Q.  We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

	Three Months Ended
	(unaudited)
Consolidated Statements of Operations (In Thousands, Except Per Share Amounts)	June 30, 2016	June 30, 2015

Revenues	$52,680	$44,812
Cost of revenues	19,759	18,079
Gross profit	32,921	26,733
Gross profit %	62.5%	59.7%

Operating expenses:
General and administrative	14,388	12,206
Sales and marketing	7,124	6,926
Bad debt expense	2,664	2,175
Research and development	1,965	1,631
Other charges	1,659	1,210
Total operating expenses	27,800	24,148

Income from operations	5,121	2,585
Interest and other loss, net	(633)	(439)

Income before income taxes	4,488	2,146
(Provision for) benefit from income taxes	(153)	25
Net Income	$4,335	$2,171

Net income per share:
Basic	$0.16	$0.08
Diluted	$0.14	$0.08

Weighted average number of common shares outstanding:
Basic	27,961	27,072
Diluted	30,057	28,918

	Six Months Ended
	(unaudited)
Consolidated Statements of Operations (In Thousands, Except Per Share Amounts)	June 30, 2016	June 30, 2015

Revenues	$101,320	$88,247
Cost of revenues	37,772	36,291
Gross profit	63,548	51,956
Gross profit %	62.7%	58.9%

Operating expenses:
General and administrative	26,724	23,603
Sales and marketing	14,669	14,109
Bad debt expense	5,302	4,524
Research and development	3,751	3,596
Other charges	3,447	3,070
Total operating expenses	53,893	48,902

Income from operations	9,655	3,054
Interest and other loss, net	(1,056)	(829)

Income before income taxes	8,599	2,225
Provision for income tax	(294)	(123)
Net Income	$8,305	$2,102

Net income per share:
Basic	$0.30	$0.08
Diluted	$0.28	$0.07

Weighted average number of common shares outstanding:
Basic	27,666	27,003
Diluted	29,619	28,873

Summary Financial Data	June 30, 2016	December 31, 2015
(In Thousands, except days sales outstanding)	(unaudited)	(unaudited)

Cash and cash equivalents	$25,443	$18,986
Healthcare accounts receivable, net	15,325	15,179
Other accounts receivable, net	13,094	8,997
Days sales outstanding	49	47
Working capital	30,441	23,157
Total assets	156,190	124,143
Total indebtedness	37,757	23,582
Total shareholders’ equity	88,498	75,926

Reconciliation of Non-GAAP Financial Measures

(In Thousands, Except Per Share Amounts)

In accordance with Regulation G of the Securities and Exchange Commission, the table set forth below reconciles certain financial measures used in this press release that were not calculated in accordance with generally accepted accounting principles, or GAAP, with the most directly comparable financial measure calculated in accordance with GAAP.  The Company believes that its adjusted financial results, which exclude Other charges, offer a meaningful representation of the Company’s performance as they exclude expenses that are not necessary to support the Company’s ongoing business.

	Three Months Ended (unaudited)
	June 30, 2016	June 30, 2015

Income from operations – GAAP	$5,121	$2,585

Other charges (a)	1,659	1,210

Adjusted income from operations	$6,780	$3,795

Net income – GAAP	$4,335	$2,171

Other charges (a)	1,659	1,210

Adjusted net income	$5,994	$3,381

Net income per diluted share – GAAP	$0.14	$0.08

Other charges per diluted share (a)	0.06	0.04

Adjusted net income per diluted share	$0.20	$0.12

	Three Months Ended
	(unaudited)
	June 30, 2016	June 30, 2015

Cash provided by operating activities	$9,344	$7,595
Capital expenditures	(2,179)	(4,597)
Free cash flow	$7,165	$2,998

	Three Months Ended
	(unaudited)
	June 30, 2016	June 30, 2015

Net income – GAAP	$4,335	$2,171
Interest, other loss (net) and income tax	786	414
Other charges (a)	1,659	1,210
Depreciation and amortization expense	3,664	3,007
Stock compensation expense	1,441	1,062
Adjusted EBITDA	$11,885	$7,864

(a)         In the second quarter 2016, the Company incurred $1.7 million of other charges primarily due to patent litigation and the acquisitions completed in the second quarter.  In the second quarter 2015, the Company incurred $1.2 million of other charges primarily related to patent litigation.

Reconciliation of Non-GAAP Financial Measures

(In Thousands, Except Per Share Amounts)

In accordance with Regulation G of the Securities and Exchange Commission, the table set forth below reconciles certain financial measures used in this press release that were not calculated in accordance with generally accepted accounting principles, or GAAP, with the most directly comparable financial measure calculated in accordance with GAAP.  The Company believes that its adjusted financial results, which exclude Other charges, offer a meaningful representation of the Company’s performance as they exclude expenses that are not necessary to support the Company’s ongoing business.

	Six Months Ended (unaudited)
	June 30, 2016	June 30, 2015

Income from operations – GAAP	$9,655	$3,054

Other charges (a)	3,447	3,070

Adjusted income from operations	$13,102	$6,124

Net income – GAAP	$8,305	$2,102

Other charges (a)	3,447	3,070

Adjusted net income	$11,752	$5,172

Net income per share – GAAP	$0.28	$0.07

Other charges per diluted share (a)	0.12	0.11

Adjusted net income per diluted share	$0.40	$0.18

	Six Months Ended
	(unaudited)
	June 30, 2016	June 30, 2015

Cash provided by operating activities	$17,526	$2,989
Capital expenditures	(5,692)	(6,669)
Free cash flow	$11,834	$(3,680)

	Six Months Ended
	(unaudited)
	June 30, 2016	June 30, 2015

Net income – GAAP	$8,305	$2,102
Interest, other loss (net) and income tax	1,350	952
Other charges (a)	3,447	3,070
Depreciation and amortization expense	6,930	5,959
Stock compensation expense	2,619	2,182
Adjusted EBITDA	$22,651	$14,265

(a)         In the first half of 2016, the Company incurred $3.4 million other charges primarily due to patent litigation and the acquisitions completed in the second quarter.  In the first half of 2015, the Company incurred $3.1 million of other charges primarily due to patent litigation as well as costs related to the integration of the 2014 acquisitions.